Exhibit 99.1

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
212-477-9077	212-477-9077

FOR IMMEDIATE RELEASE

TITAN ANNOUNCES $35 MILLION EQUITY AGREEMENT

South San Francisco, CA - September 29, 2005 - Titan Pharmaceuticals, Inc. (AMEX: TTP) announced today that it has entered into an equity line of credit agreement with Cornell Capital Partners, LP. Under the agreement, Cornell has agreed to provide up to $35 million of funding that can be accessed at the Company’s discretion over a 24-month period through issuance of common stock of the Company. Any sale of common shares to Cornell will be based on a five day weighted average market price at the time of the transaction, and Cornell will receive a five percent fee on the value of such stock purchase. Proceeds received by the Company will be used for product development activities, as well as for general corporate purposes.

Any sale of common stock under the agreement will occur pursuant to the effectiveness of a registration statement, which the Company plans to file with the Securities and Exchange Commission prior to selling any shares of common stock that it may sell under the agreement.

“We are pleased to enter into this agreement,” stated Dr. Louis R. Bucalo, Chairman, President and CEO. “This funding structure provides the flexibility to access additional equity capital at selected times when additional capital or liquidity is desirable.”

About Titan Pharmaceuticals
Titan Pharmaceuticals, Inc. (AMEX: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cardiovascular disease, bone disease and other disorders. Titan's products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with government institutions and other leading pharmaceutical development companies. For more information, please visit the Company’s website at www.titanpharm.com

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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